ALEXANDER & BALDWIN, INC.

1998 NON EMPLOYEE DIRECTOR STOCK OPTION PLAN

AS AMENDED THROUGH OCTOBER 26, 2006

AND AS ASSUMED BY ALEXANDER & BALDWIN HOLDINGS, INC.

EFFECTIVE JUNE 6, 2012

ARTICLE ONE

GENERAL PROVISIONS

I. PURPOSE OF THE PLAN

This 1998 Non Employee Director Stock Option Plan (the “Plan”) is intended to promote the interests of Alexander & Baldwin, Inc., a Hawaii corporation (the “Corporation”), and its successors by offering non-employee members of the Board of Directors the opportunity to participate in a special stock option program designed to provide them with significant incentives to remain in such service relationship with the Corporation.

The Plan was assumed by Alexander & Baldwin Holdings, Inc., a Hawaii corporation (“Holdings”), on June 6, 2012 upon the consummation of the merger of Alexander & Baldwin, Inc. with a wholly-owned subsidiary of Holdings (the “Merger”), pursuant to which Holdings has become the parent holding company of Alexander & Baldwin, Inc. in accordance with the terms of the Agreement and Plan of Merger by and among Holdings, Alexander & Baldwin, Inc, and A&B Merger Corporation dated February 13, 2012.

As a result of the Merger, the securities issuable pursuant to the provisions of the Plan as assumed by Holdings shall now be shares of Holdings common stock, and all references in the Plan to “Common Stock” shall now constitute references to the common stock of Holdings.  In addition, all references in the Plan to “Corporation” shall now constitute references to Holdings.

II. ELIGIBILITY

Each non employee member of the Corporation’s Board of Directors (the “Board”) shall be eligible to receive automatic option grants pursuant to the provisions of Article Two below.

III. STOCK SUBJECT TO THE PLAN

A. The stock issuable under the Plan shall be shares of the Corporation's common stock, without par value ("Common Stock").  Such shares may be made available from authorized but unissued shares of Common Stock or shares of Common Stock reacquired by the Corporation and held as Treasury shares.  The aggregate number of issuable shares shall not exceed 480,000 shares, subject to adjustment from time to time in accordance with subparagraph D. below.  Such share reserve includes the 350,000 share increase authorized by the Board on February 26, 2004, and approved by the stockholders at the 2004 Annual Meeting.

B. Should any option expire or terminate for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised shall be available for subsequent option grants under this Plan.  All share issuances under the Plan shall reduce on a share-for-share basis the number of shares of Common Stock available for subsequent issuance under the Plan.  Should the exercise price of an outstanding option under this Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of any applicable withholding taxes incurred in connection with the exercise of an option, then the number of shares available for subsequent issuance under the Plan shall be reduced only by the net number of shares issued to the holder of such option.

C. Should the total number of shares at the time available for grant under the Plan not be sufficient for the automatic grants to be made at that particular time to the non employee Board members, then the available shares shall be allocated proportionately among all the automatic grants to be made at that time.

D. In the event any change is made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, combination of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments will be made to (i) the aggregate number and/or class of shares issuable under the Plan, (ii) the number and/or class of shares for which options subsequently are to be granted to each non-employee Board member in accordance with the provisions of Article Two below, and (iii) the number and/or class of shares and the exercise price per share of the stock subject to outstanding options in order to prevent the dilution or enlargement of benefits thereunder.

IV. VALUATION

For all valuation purposes under the Plan, the Fair Market Value per share of Common Stock on any relevant date shall be the mean between the highest and lowest selling prices per share of Common Stock on such date, as quoted on the Nasdaq National Market (or any successor system).  Should the Common Stock become traded on a national securities exchange, then the Fair Market Value per share shall be the mean between the highest and lowest selling prices on such exchange on the date in question, as such prices are quoted on the composite tape of transactions on such exchange.  If there is no reported sale of Common Stock on the Nasdaq National Market (or national securities exchange) on the date in question, then the Fair Market Value shall be the mean between the highest and lowest selling prices on the Nasdaq National Market (or such securities exchange) on the last preceding date for which such quotation exists.

V. SUBSIDIARIES

A corporation shall be deemed to be a Subsidiary of the Corporation if it is one of the corporations (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each such corporation (other than the last corporation in the unbroken chain) owns, at the time of determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  For purposes of the Change in Control provisions of the Plan, the term “Subsidiary” shall also include any partnership, joint venture or other business entity of which the Corporation owns, directly or indirectly through another subsidiary corporation, more than a fifty percent (50%) interest in voting power, capital or profits.  The term “Subsidiary” shall also include any wholly-owned limited liability company within the applicable chain of subsidiaries that is a disregarded entity for U.S. federal income tax purposes.

ARTICLE TWO

AUTOMATIC GRANTS

I. GRANT DATES

Commencing with the 1999 Annual Shareholders Meeting and continuing in effect for each subsequent Annual Shareholders Meeting prior to the 2004 Annual Meeting, each individual who is at the time elected as a non-employee Board member shall automatically be granted, on the date of each of such Annual Shareholders Meeting, a non-qualified stock option to purchase 3,000 shares of Common Stock.  Commencing with the 2004 Annual Shareholders Meeting and continuing in effect for each subsequent Annual Shareholders Meeting thereafter through and including the 2006 Annual Shareholders Meeting, each individual who is at the time elected as a non-employee Board member shall automatically be granted, on the date of each of such Annual Shareholders Meeting, a non-qualified stock option to purchase 8,000 shares of Common Stock.  However, the automatic grant program in effect for the non-employee Board members under the Corporation’s 2007 Incentive Compensation Plan has superseded and replaced the automatic grant program under this Plan, effective with the 2007 Annual Shareholders Meeting, and no further stock option grants shall be made under this Plan on or after the 2007 Annual Meeting.

II. TERMS AND CONDITIONS OF GRANT

A. Each option granted in accordance with the automatic grant provisions of the Plan shall be evidenced by a non qualified stock option agreement.  Accordingly, each such automatic grant shall be subject to the following terms and conditions:

1. Option Price.

The option price per share shall be equal to the Fair Market Value per share of Common Stock on the grant date.

2. Term and Exercisability of Options.

a. Each option granted under this Article Two Program shall become exercisable in three (3) successive equal annual installments upon optionee’s completion of each year of Board service over a three (3)-year period measured from the grant date; provided, however, that (i) each option held by the optionee at the time of his/her death, but not otherwise fully exercisable, shall automatically accelerate as described in paragraph 5.b. below, and (ii) each option held by the optionee at the time of his/her (a) disability, (b) retirement at or after age seventy-two (72), or (c) termination with five (5) or more years of Board service, but not otherwise fully exercisable, shall continue to become exercisable as described in paragraph 5.c. below.  As the option becomes exercisable for one or more option shares, the option shall remain exercisable for those shares until the expiration or sooner termination of the option term.

b. Each granted option shall have a maximum term of ten (10) years measured from the automatic grant date.

3. Exercise of Option.

Upon exercise of the option, the option price for the purchased shares shall, subject to the provisions of the documents evidencing the option, become immediately payable in one or more of the forms specified below:

(i) cash or cash equivalents (such as a personal check payable to the Corporation’s order); or

(ii) shares of Common Stock held by the optionee for the requisite period necessary to avoid a charge to the Corporation’s reported earnings and valued at Fair Market Value on the date of exercise.

4. Non Transferability of Options.  The following transferability provisions shall be applicable to (i) each option granted under the Plan on or after October 26, 2006 and (ii) each option outstanding under the Plan on such date, with such outstanding option to be hereby amended to incorporate such provisions:

a. Each such option may be assigned in whole or in part during the optionee’s lifetime to a revocable living trust established exclusively for the optionee or the optionee and his or her spouse, to the extent such assignment is in connection with the optionee’s estate plan.  The assigned portion may only be exercised by the person who acquires a proprietary interest in the option pursuant to the assignment.  The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents to be executed by the assignee as the Corporation may deem appropriate.

b. The optionee may also designate one or more persons as the beneficiary or beneficiaries of each such option, and the option shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the optionee’s death while holding those options.  Such beneficiary or beneficiaries shall take the transferred option subject to all the terms and conditions of the applicable agreement evidencing that option, including (without limitation) the limited time period during which the option may be exercised following the optionee’s death.

c. Except for the limited transferability provided by the foregoing, an outstanding option under the Plan shall not be assignable or transferable and shall be exercisable only by the optionee during his or her lifetime.

5. Effect of Termination of Board Membership.

a. Should an optionee cease to be a member of the Board for any reason (other than by reason of death, disability, retirement at or after age seventy-two (72), or termination with five (5) or more years of Board service) while holding one or more automatic grants under the Plan, then each such grant shall remain exercisable, for the number of option shares for which the grant is exercisable at the time of such cessation of Board service, for a six (6) month period following the date of such cessation of Board service.

b. Should an optionee cease to be a member of the Board by reason of death, then each automatic grant at the time held by such optionee shall automatically accelerate and shall become immediately exercisable for all of the shares at the time subject to that option.  Each such grant may be subsequently exercised by the personal representative of the optionee’s estate or by the person or persons to whom the option is transferred pursuant to the optionee’s will or in accordance with the laws of descent and distribution.  Any such exercise must, however, occur within twelve (12) months after the date of the optionee’s death.

c. Should an optionee cease to be a Board member by reason of (i) disability, (ii) retirement at or after age seventy-two (72), or (iii) termination with five (5) or more years of Board service, then each automatic grant at the time held by such optionee shall remain exercisable and continue to become exercisable for a thirty-six (36) month period measured from the date of such cessation of Board service.

d. For all relevant purposes under this Article Two Program, disability shall mean the optionee’s inability, by reason of any physical or mental injury or illness expected to result in death or to be of continuous duration of twelve (12) consecutive months or more, to perform his/her normal and usual duties as a Board member.

e. Should (i) the Corporation effect a distribution of all of the outstanding common stock of any wholly-owned Subsidiary (the “Spun-off Subsidiary”) to the holders of the outstanding Common Stock in a spin-off transaction and (ii) the optionee transfer from the Corporation’s Board of Directors to the Board of Directors of the Spun-off Subsidiary prior to  the effective date of that spin-off transaction, then the provisions of each award agreement evidencing a stock option grant made to that optionee  pursuant to this Article Two Program that is assumed or otherwise replaced by the Spun-off Subsidiary shall thereafter be applied so that such optionee will be deemed to continue as a Board member thereunder for so long as he or she serves as a member of the Board of Directors of the Spun-off Subsidiary following such spin-off distribution, provided such optionee is serving as such Board member immediately prior to the spin-off distribution. In addition, the individual will be given appropriate service-vesting credit under each award agreement assumed or replaced by the Spun-off Subsidiary for his or her period of continuous service with the Corporation’s Board of Directors through the date of the spin-off distribution.  However, should the optionee be a member of the Board of Directors of both the Corporation and the Spun-Off Subsidiary immediately prior to the spin-off distribution, then the optionee shall, for purposes of this subparagraph e., be deemed to be solely a member of the Corporation’s Board of Directors, unless the optionee is also serving as the lead independent director of the Spun-off Subsidiary’s Board of Directors immediately prior to the spin-off transaction, in which event such individual shall be deemed hereunder to be solely a member of the Board of  Directors of the Spun-off Subsidiary immediately prior to the spin-off distribution and shall be treated in accordance with the provisions of this subparagraph e.

f. In no event shall any option remain exercisable after the specified expiration date of the ten (10) year option term.  Upon the expiration of the applicable exercise period specified in subparagraphs a., b. and c. above or (if earlier) upon the expiration of the ten (10) year option term, the option shall terminate and cease to be exercisable.

6. Shareholder Rights.

An option holder shall have none of the rights of a shareholder with respect to any shares covered by the automatic grant until such individual shall have exercised the option, paid the option price and been issued a stock certificate for the purchased shares.

III. CHANGE IN CONTROL

A. Each option outstanding at the time of a Change in Control, as defined below, but not otherwise fully exercisable shall automatically accelerate so that each such option shall, immediately prior to the effective date of the Change in Control, become exercisable for all of the shares of Common Stock at the time subject to that option and may be exercised for any or all of those shares as fully-vested shares of Common Stock.  A Change in Control shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), whether or not the Corporation in fact is required to comply with Regulation 14A thereunder; provided that, without limitation, such a change in control shall be deemed to have occurred if:

(i) any "person" (defined, for purposes of this Section III, as such term is used in Sections 13(d) and 14(d) of the 1934 Act) is or becomes the "beneficial owner" (defined, for purposes of this Section III, as defined in Rule 13d 3 under the 1934 Act), directly or indirectly, of securities of the Corporation representing 35% or more of the combined voting power of the Corporation's then outstanding securities;

(ii) at least a majority of the Board ceases to consist of (a) individuals who have served continuously on the Board since January 1, 2000 and (b) new directors (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least two thirds of the directors then still in office who shall at that time have served continuously on the Board since January 1, 2000 or whose election or nomination was previously so approved;

(iii) there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation with any other entity, other than (a) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Corporation, the entity surviving such merger or consolidation or any parent thereof or (b) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such person any securities acquired directly from the Corporation or its affiliates) representing 35% or more of the combined voting power of the Corporation's then outstanding securities; or

(iv) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets, other than a sale or disposition by the Corporation of all or substantially all of the Corporation's assets to an entity at least a majority of the board of directors of which or of any parent thereof is comprised of individuals who comprised the Board immediately prior to such sale or disposition.

Notwithstanding the foregoing, a Change in Control of the Corporation shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

ARTICLE THREE

MISCELLANEOUS PROVISIONS

I. AMENDMENT OF THE PLAN

The Plan may be amended at any time by the Board, subject to shareholder approval for any material amendments to the Plan or as required under applicable law or regulation.

II. EFFECTIVE DATE AND TERM OF PLAN

A. The Plan became effective on the date of its adoption by the Board. The Plan was approved by the Corporation’s stockholders at the 1998 Annual Meeting.  The Plan was subsequently amended on February 26, 2004 to increase the number of shares of Common Stock authorized for issuance under the plan by an additional 350,000 shares. Such share increase was approved by the stockholders at the 2004 Annual Meeting. The Plan was assumed by Alexander & Baldwin Holdings, Inc.  on June 6, 2012 upon the consummation of the Merger.

B. The Plan shall terminate upon the earliest to occur of (i) the tenth anniversary of the date of its initial adoption by the Board, (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise of the automatic grants made hereunder or (iii) the date on which all outstanding options are terminated in connection with the Change in Control provisions of the Plan.  If the date of termination is determined under clause (i) above, then any option grants outstanding on such date shall not be affected by the termination of the Plan and shall continue to have force and effect in accordance with the provisions of the instruments evidencing such grants or issuances.

C. The increase to the number of shares of Common Stock subject to each automatic option grant made pursuant to Article Two from 3,000 shares to 8,000 shares of Common Stock was approved by the Corporation's shareholders at the 2004 Annual Meeting.

III. CASH PROCEEDS

All cash proceeds received by the Corporation from the sale of shares pursuant to the automatic grants made under the Plan shall be used for general corporate purposes.

IV. REGULATORY APPROVALS

The implementation of the Plan, the granting of any option hereunder, and the issuance of Common Stock upon the exercise of any such option shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the Common Stock issued pursuant to it.

V. NO IMPAIRMENT OF RIGHTS

Nothing in this Plan or any automatic grant made pursuant to the Plan shall be construed or interpreted so as to affect adversely or otherwise impair the Corporation’s right to remove any optionee from service on the Board at any time in accordance with the provisions of applicable law.

IN WITNESS WHEREOF, Alexander & Baldwin Holdings, Inc. has caused this Plan as assumed by it to be executed by its duly authorized officers effective as of the 6th day of June 2012.

ALEXANDER & BALDWIN HOLDINGS, INC.

By       /s/ Son-Jai Paik
Its Vice President

By       /s/ Alyson J. Nakamura
Its Secretary